CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               EXTECH CORPORATION


                         (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)

     EXTECH Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation, to increase the number of Common Shares that the Corporation shall be authorized to issue, and to require that, under certain circumstances, action to be taken by the stockholders of the Corporation without a meeting be taken on the written consent of the holders of all of the shares of capital stock of the Corporation entitled to vote on such action.

     SECOND:   Article  FIRST  of  the  Certificate  of   Incorporation  of  the
Corporation is hereby amended to read in its entirety as follows:

                  "FIRST:  The name of the Corporation is DCAP Group, Inc."

     THIRD:   Article  FOURTH  of  the  Certificate  of   Incorporation  of  the
Corporation is hereby amended to read in its entirety as follows:

                  "FOURTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is Twenty- Five Million (25,000,000) shares of Common Stock, $.01 par value per share."


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     FOURTH:  A new Article  SIXTEENTH  is hereby  added to the  Certificate  of
Incorporation, to read in its entirety as follows:

                  "SIXTEENTH: If action is to be taken by the stockholders of the Corporation without a meeting, then the written consent of the holders of all of the shares of capital stock entitled to vote on such action shall be required to take such action, unless the action has been authorized by the Board of Directors of the Corporation, in which case the written consent of the holders of not less than a majority of the shares of capital stock entitled to vote on such action shall be required to take such action."

     FIFTH: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the President of the Corporation has hereunto set his hand to this Certificate this 25th day of February, 1999.


                                                 EXTECH Corporation

                                                 By: /s/ Morton L. Certilman
                                                 ---------------------------
                                                     Morton L. Certilman,
                                                     President




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